Exhibit 5.1





                                December 14, 1998

Balanced Care Corporation
5021 Louise Drive, Suite 200
Mechanicsburg, PA  17055

Ladies and Gentlemen:

      We are counsel to Balanced Care Corporation, a Delaware corporation (the "Registrant") and we have acted as counsel to the Registrant in connection with the Registrant's Registration Statement on Form S-8 (the "Registration Statement"). The Registration Statement is to be filed with the Securities and Exchange Commission and relates to the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares (the "Shares") of the Registrant's Common Stock, par value $0.001 per share, in connection with the Balanced Care Corporation 1996 Stock Incentive Plan (the "Plan").

      We are familiar with the Registration Statement and the Plan, and we have examined the Registrant's Amended and Restated Certificate of Incorporation and the Registrant's Amended and Restated Bylaws. We have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary or appropriate for the purpose of this opinion.

      Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Yours truly,

                                          /s/ Kirkpatrick & Lockhart LLP